SEC File Number 0-5662                                                                                      PRELIMINARY COPY

Cardiff Communications, Inc.

378 North Main, #124

Layton, Utah 84061

INFORMATION STATEMENT PURSUANT TO

SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934 AND

RULE 14C PROMULGATED THERETO

NOTICE OF CORPORATE ACTION

BY WRITTEN SHAREHOLDER CONSENT

WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

NO PROXIES ARE BEING SOLICITED AND

YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about April ___, 2005, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Cardiff Communications, Inc., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company. The shareholders will approve a reverse split of the Company's common stock and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

No Meeting Being Held.

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada. In an effort to minimize the Company's expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof;

Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, September 13, 2004, there were approximately 9,990,594 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

Amount and

Position Nature of Percent

Title of Name and Address of with Beneficial of

Class Beneficial Owner Company Ownership Class

Common BSI, Inc. n/a 4,900,000 49

1450 Military Way

Salt Lake City, Utah 84103

Stanley Searle 1,165,219 12

P.O. Box 39

Monument, Colorado 80132

Robert Wallace Dir. & Pres. 170,000 1.7

378 North Main, #124

Layton, Utah 84061

Management as a group (one) 170,000 1.7

Matters to be Consented To

Shareholders hold a majority of the Company's shares currently issued and outstanding will consent to the following corporate matters:

1. Increase in Authorized Shares.

The Company currently has no shares available to raise capital or acquire business opportunities. Consequently, the Board will amend its Articles of Incorporation to increase the number of authorized common shares from ten million to two hundred million.

2. Reverse Split.

As of the Record Date, the Company's stock has little or no public market for its common stock. Based upon current market conditions and the lack of brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split. The shareholders will authorize the Board to effectuate up to a 100 to 1 reverse split, the final amount to be determined by the Board at a later date.

Fractional shares will be rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares will be reversed and no certificate greater than one hundred shares will be reversed below one hundred shares.

As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

3. Change in the Name of the Company.

The shareholders will consent to give the Board of Directors authority to change the name of the Company to a name to be selected at a later date.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.

Changes in Control.

The Company has recently completed the acquisition of Summit Media, Inc. in exchange for a $30,000 convertible debenture. As a result of the transaction, Summit became a wholly-owned subsidiary of the Company. The acquisition did not require a vote of the shareholders of the Company and shareholder approval of that acquisition was not solicited.